Exhibit 99.1

Lazy Days’ RV Center Reports Third Quarter 2004 Financial Results

TAMPA, FL, November 15, 2004 – Lazy Days’ R.V. Center Inc. (“Lazydays” or the “Company”), today announced financial results for the third quarter ended September 30, 2004.

The Company reported third quarter total revenues of $154.4 million compared to $160.4 million for the third quarter of 2003.  The 2004 third quarter net loss was $2.4 million compared to a net profit of $3.1 million for the third quarter of last year.

For the first nine months of 2004, the Company reported total revenues of $616.5 million compared to $582.8 million for the first nine months of 2003, an increase of $33.7 million or 5.8%.  Net income for the first nine months of 2004 was $8.4 million compared to net income of $21.0 million for the same period last year.

“Our profitability for the third quarter was significantly impacted by the 4 hurricanes that hit Florida during the period.  Like most businesses in Florida, our operations were interrupted as we faced power and telecommunications disruptions while much of our market area was under mandatory evacuations.  Fortunately we experienced little damage to our facility or inventory,” said Don Wallace, President and Chief Executive Officer.

“And following the storms, our Company found new revenue streams as we opened three satellite locations which are providing RVs as temporary housing for hurricane victims,” concluded Wallace.

Third Quarter Results of Operations

For the quarter ended September 30, 2004, revenues from new vehicle sales were $90.3 million compared to $85.0 million for the same period last year.  New vehicle unit sales increased from 765 to 840.

Used vehicle sales for the third quarter this year were $52.0 million compared to $62.7 million for the same period in 2003.  Retail used vehicle unit sales decreased from 852 to 726.

Parts, service and other revenues for the third quarter of 2004 were $8.1 million, slightly less than the third quarter of 2003.  Finance and insurance revenues for the third quarter of 2004 were $4.1 million compared to $4.4 million last year.

For the three months ended September 30, 2004, total gross profit was $22.0 million compared to $21.5 million for the three months ended September 30, 2003.  Third quarter total gross profit margin increased to 14.2% in 2004 compared to 13.4% in 2003.

First Nine Months of 2004 Results of Operations

For the first nine months of 2004, revenues from new vehicle sales were $365.9 million compared to $317.9 million for the first nine months of 2003.  New vehicle unit sales increased to 3,075 from 2,652.

Used vehicle sales for the nine months of 2004 were $202.9 million compared to $218.1 million for the same period in 2003.  Retail used vehicle unit sales decreased to 2,996 from 3,100.

Parts, service and other revenues for the first nine months of 2004 were $30.5 million, an increase of $1.0 million from the same period in 2003.  Finance and insurance revenues for the nine months of 2004 were $17.3 million compared to $17.4 million last year.

For the first nine months of 2004, total gross profit was $91.1 million compared to $83.7 million for the first nine months of 2003.  For the nine months of 2004, total gross profit margin was 14.8% compared to 14.4% for the first nine months of 2003.

Conference Call

The Company’s management will hold its third quarter earnings conference call on November 18, 2004, at 11:00 AM Eastern time.  The conference call number is 1-800-226-0630 and the participant code is 2281085.

About Lazy Days’ R.V. Center, Inc.

Lazy Days’ R.V. Center, Inc. is the world’s largest dealer of recreational vehicles (‘‘RVs’’) with the industry’s broadest selection of new and previously-owned RVs. We are a primary point of distribution for nine of the leading manufacturers in the recreational vehicle retail industry. Located on a 126-acre site outside of Tampa, Florida, we are widely recognized in the RV community as the premier destination for RV enthusiasts, attracting over 250,000 visitors each year to our RV dealership, and approximately 1.3 million visitors per year to our facility (including visitors to additional attractions that appeal to RV owners located adjacent to our site, namely Camping World, Cracker Barrel and Flying J Travel Plaza).

Forward Looking Statements

Certain statements contained in this report are forward-looking in nature. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy.  You are cautioned that our business and operations are subject to a variety of risks and uncertainties, and, consequently, our actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions (including rising fuel prices and interest rates) can reduce demand and prices for the Company’s products and services, (2) significant indebtedness that may limit our financial and operational flexibility, (3) pending or new litigation or governmental regulations, and (4) intense competition.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.